Exhibit 99.1

Sutor Reports Second Fiscal Quarter 2008 Results

CHANGSHU, China, Feb. 14 /Xinhua-PRNewswire/ -- Sutor Technology Group Limited ("Sutor" or the "Company") (Nasdaq: SUTR), a leading provider of steel finishing fabrication products in China, today announced its unaudited financial results for the second quarter ended December 31, 2007.

Second Fiscal Quarter 2008 Financial Highlights:

•	Total net revenues increased 46.15 % over the second fiscal quarter 2007 to US$114.89 million

•	Income from operations increased 68.6% over the second fiscal quarter of 2007 to US$8.66 million

•	Net income increased 49.8% over the second fiscal quarter of 2007 to US$6.69 million

•	Fully-diluted earnings per common share for the second fiscal quarter 2008 was US$0.18, compared to US$0.14 for the second fiscal quarter 2007

"Our strong second quarter results were driven by our continued focus on delivering value to our customers," said Ms. Lifang Chen, Chairperson of Sutor. "We continued to focus on our vertical integration and solid execution. We have successfully expanded our production lines and increased our market penetration. Our move to the NASDAQ Capital Market will help raise our visibility among institutional and retail investors alike, broadening and deepening the market for our shares, as well as our products."

Mr. Yongfei Jiang, Chief Financial Officer of Sutor, said, "I am pleased to report another strong quarter. We continued to experience strong demand for our products in the second quarter which resulted in strong revenue growth, increased net income and higher gross margins."

Business Highlights

Listed on NASDAQ
Sutor announced that its common shares began trading on the NASDAQ Capital Market under the ticker symbol "SUTR" on February 11, 2008. Previously, the company traded on the Over-the-Counter Bulletin Board with the symbol "SUOT."

Vertical Integration Plan Phase II
The Company is on track to complete its vertical integration process and expects its zinc & aluminum galvanizing steel production system, which could operate both hot-rolled and cold-rolled coils, with a designed annual manufacturing capacity of 400,000 metric tons to become operational by the end of February 2008.

Second Fiscal Quarter 2008 Unaudited Financial Results

Revenues. Revenues amounted to US$114.89 million in the second fiscal quarter 2008, compared to US$78.61 million net revenues for the second fiscal quarter 2007, representing an increase of 46.15%. This significant increase reflects the Company’s success in expanding its production lines and increasing its market penetration.

Gross Profit. Gross profit increased 67.3% to US$11.41 million for the second fiscal quarter 2008 from US$6.82 million in the second fiscal quarter 2007. Gross margin was 9.93% in the second fiscal quarter 2008, up from 8.67% in the second fiscal quarter 2007. The improved margins resulted from both the improved product mix and the reduced costs from our vertical integration. For the second fiscal quarter 2008, our PPGI products, which generally command higher gross margins than our HDG products, contributed significantly to total revenue, as compared to the same period last year. In addition, the added integration of the acid-pickling and cold-rolling production lines allowed us to ensure high-quality internal sourcing at a lower cost.

Income from Operations. Income from operations for the second fiscal quarter 2008 was US$8.66 million, representing a 68.6% increase, compared to US$5.13 million in the second fiscal quarter 2007. This increase was primarily due to increased revenue and enhanced gross margins. Operating margin for the second fiscal quarter 2008 was 7.54%, up from the 6.53% in the second fiscal quarter 2007, attributable to improved gross margins.

Operating Expenses. Our total operating expenses increased by 63.5% to US$2.75 million in the second fiscal quarter of 2008, compared to US$1.68 million in the second fiscal quarter 2007. This increase was primarily due to expenses of being a U.S. public company and the increased transportation costs in connection with sales to unrelated parties.

Other Expense. Other expense increased to US$1.14 million in the second fiscal quarter of 2008, compared to net other expense of US$0.04 million in the second fiscal quarter of 2007, primarily as a result of the increased interest expense from the current loan amount.

Provision for Income Tax. Our provision for income tax increased by 31.8% from US$0.63 million for the second fiscal quarter 2007 to US$0.83 million for the second fiscal quarter 2008, mainly due to increased taxable income in the second fiscal quarter 2008 as a result of our increased profitability.

Net Income. Net income increased by 49.8% from US$4.46 million for second fiscal quarter 2007 to US$6.69 million for the second fiscal quarter 2008 as a result of all the factors described above.

Conference Call

Sutor senior management will host a conference call at 8:30 pm (Eastern) / 5:30 pm (Pacific) on Thursday, February 14, 2008 / 9:30 am (China) on Friday, February 15, 2008 to discuss its fiscal year 2008 second quarter financial results and business activity. The conference call may be accessed by calling +1-877-847-0047 (US) with pass code 52680988.

A telephone replay will be available shortly after the call on the investor relations page of Sutor’s website at http://www.sutorcn.com .

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company’s equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is one of the leading private manufacturers of steel finishing fabrication products in China. Sutor utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into steel finishing fabrication products, including hot-dipped galvanized steel, pre-painted galvanized steel, acid-pickled steel, and cold-rolled steel. To learn more about the Company, please visit http://www.sutorcn.com .

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our steel finishing fabrication products, our expectations regarding the continued growth of the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2007, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

(in USD)

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	June 30,
	2007	2007
ASSETS
Current Assets:
Cash and cash equivalents	$10,421,059	$8,832,942
Restricted cash	36,956,016	27,799,475
Trade accounts receivable, net of allowance for
doubtful accounts of $40,072 and $2,947, respectively	679,957	14,768,954
Other receivables	95,413	44,226
Advances to suppliers, net of allowance
of $3,821,166 and $499,842, respectively	55,206,222	32,791,928
Inventory	46,942,779	22,703,304
Notes receivable	75,197	203,546
Total Current Assets	150,376,643	107,144,375
Property and Equipment, net of accumulated depreciation	48,261,565	47,571,353
Intangible Assets, net of accumulated amortization of
$235,484 and $188,132, respectively	3,076,183	2,988,589
TOTAL ASSETS	$201,714,391	$157,704,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,409,424	$3,916,596
Advances from customers	15,081,018	8,414,629
Other payables and accrued expenses	2,405,983	2,707,473
Short-term loans	56,466,277	50,954,916
Short-term loans - related party	15,460,653	2,325,802
Total Current Liabilities	94,823,355	68,319,416
Minority Interest in Net Assets of Subsidiary	29,785	32,812
Stockholders' Equity
Undesignated preferred stock - $0.001 par value;
1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; 500,000,000 shares authorized;
37,955,602 shares outstanding	37,955	37,955
Additional paid-in capital	37,170,164	37,170,164
Statutory reserves	7,748,269	7,748,269
Retained earnings	52,783,514	39,475,731
Accumulated other comprehensive income	9,121,349	4,919,970
Total Stockholders' Equity	106,861,251	89,352,089
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$201,714,391	$157,704,317

(in USD, except per share and other share data)

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended December 31,
	2007	2006

Revenue:
Revenue	$65,827,292	$29,635,676
Revenue from related parties	49,064,729	48,975,213
	114,892,021	78,610,889

Cost of Revenue
Cost of revenue	84,327,960	26,218,497
Purchases from related parties	19,152,518	45,574,452
	103,480,478	71,792,949

Gross Profit	11,411,543	6,817,940

Operating Expenses:
Selling expense	961,748	528,198
General and administrative expense	1,791,154	1,155,295
Total Operating Expenses	2,752,902	1,683,493
Income from Operations	8,658,641	5,134,447

Other Income (Expense):
Interest income	222,177	105,416
Other income	7,106	144,696
Interest expense	(1,257,146)	(283,812)
Other expense	(109,164)	(8,568)
Total Other Income (Expense)	(1,137,027)	(42,268)

Income Before Taxes and
Minority Interest	7,521,614	5,092,179
Provision for income taxes	(833,562)	(632,411)
Minority interest in loss of
consolidated subsidiary	(260)	4,679

Net Income	$6,687,792	$4,464,447

Basic and Diluted Earnings per
Common Share	$0.18	$0.14

Net Income	$6,687,792	$4,464,447
Foreign currency translation
adjustment	2,877,741	776,094
Comprehensive Income	$9,565,533	$5,240,541

(in USD)

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	For the Six Months Ended December 31,
	2007	2006
Cash Flows from Operating Activities:
Net income	$13,307,782	$7,496,603
Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation and amortization	1,770,360	889,876
Minority interest in loss of consolidated subsidiary	(3,027)	(19,325)
Changes in current assets and liabilities:
Trade accounts receivable, net	14,339,637	736,454
Other receivables, net	(48,046)	(714,381)
Advances to suppliers	(20,483,161)	(13,207,001)
Inventories	(22,679,207)	(3,426,008)
Accounts payable	1,292,495	(777,817)
Advances from customers	6,147,430	293,177
Other payables and accrued expenses	(405,840)	(21,184)
Related party payables	-	5,290,660
Net Cash Used in Operating Activities	(6,761,577)	(3,458,946)

Cash Flows from Investing Activities:
Changes in notes receivable	133,489	-
Purchase of property and equipment,
net of value added tax refunds received	(435,472)	(3,902,348)
Purchase of land use rights	-	(195,887)
Net change in restricted cash	(7,771,455)	6,165,918
Net Cash (Used in) Provided by Investing Activities	(8,073,438)	2,067,683

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	37,813,493	22,281,328
Proceeds from issuance of notes payable - related party	12,577,667	-
Proceeds from issuance of Series B preferred stock	-	22,559,950
Payment on notes payable	(34,230,234)	(22,885,230)
Capital contribution to shareholders	-	(21,036,767)
Net Cash Provided by Financing Activities	16,160,926	919,281

Effect of Exchange Rate Changes on Cash	262,206	182,198

Net Change in Cash	1,588,117	(289,784)
Cash and Cash Equivalents at Beginning of Period	8,832,942	6,534,493
Cash and Cash Equivalents at End of Period	$10,421,059	$6,244,709

Supplemental Cash Flow Information
Cash paid during the period for interest	$2,172,483	$1,589,863
Cash paid during the period for taxes	$1,809,864	$1,108,962

For more information, please contact:

Company Contact (PRC):
Mr. Kape Cao
Tel: +86-512-5268-0988
Email: investor_relations@sutorcn.com

Investor Relations (US):
Dana Johnston, Director
Taylor Rafferty
Tel: +1-212-889-4350
Email: sutor@taylor-rafferty.com
Web: http://www.taylor-rafferty.com

Investor Relations (TW):
Lisa Zheng, Director
Taylor Rafferty
Tel: +886-91717-0889
Email: sutor@taylor-rafferty.com
Web: http://www.taylor-rafferty.com

SOURCE Sutor Technology Group Limited